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                                                                    EXHIBIT 23.1


                         Consent of Sweeney, Gates & Co.
                      {Letterhead of Sweeney, Gates & Co.]


To Whom It May Concern:                                         December 6, 1999

The firm of Sweeney, Gates & Co., Certified Public Accountants, consents to the inclusion of their report of September 28, 1999, on the Financial Statements of Eagletech Communications, Inc., as of March 31, 1999, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,

SWEENEY, GATES & CO.